EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                            TRANSAMERICA CORPORATION


                                                       Six months ended June 30,
                                                        1997             1996
                                                    (Dollar amounts in millions,
                                                        except for share data)
Primary

Average shares outstanding                               66.3              67.5
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price                              1.9*              1.7*
                                                       ------            ------
                                        TOTAL            68.2              69.2
                                                       ======            ======

Net income                                             $468.9            $221.2
Preferred dividends                                      (2.6)             (8.6)
Preferred stock redemption cost                          (3.8)
                                                       ------            ------
Net income to common                                   $462.5            $212.6
                                                       ======            ======

Per share amount                                       $ 6.98            $ 3.15
                                                       ======            ======


Fully Diluted

Average shares outstanding                               66.3              67.5
Net effect of dilutive stock options--
  based on the treasury stock method
  using the market price at quarter
  end if higher than the average
  market price for three months                           2.1               1.8
                                                       ------            ------
                                        TOTAL            68.4              69.3
                                                       ======            ======

Net income                                             $468.9            $221.2
Preferred dividends                                      (2.6)             (8.6)
Preferred stock redemption cost                          (3.8)
                                                       ------            ------
Net income to common                                   $462.5            $212.6
                                                       ======            ======

Per share amount                                       $ 6.76            $ 3.07
                                                       ======            ======

* Not included in per share calculation because effect is less than 3%.